Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TANGO

Management’s discussion and analysis of our financial condition and results of operations should be read together with Tango’s unaudited condensed consolidated financial statements and related notes appearing elsewhere in this Form 8-K and with Tango’s audited consolidated financial statements and notes for the year ended December 31, 2020 included in the Company’s effective proxy statement/prospectus, on file with the SEC on July 16, 2021, and incorporated into this 8-K by reference. Some of the information contained in our management’s discussion and analysis or set forth elsewhere in this Form 8-K, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Unless otherwise indicated, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Tango,” “we,” “us,” “our” and other similar terms refer to Old Tango (as defined below) and its subsidiary prior to the closing of the business combination with BCTG Acquisition Corp. and to Tango and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

We are a precision oncology company leveraging our state-of-the-art target discovery platform to identify novel targets and develop new drugs directed at tumor suppressor gene loss in defined patient populations with high unmet medical need. Tumor suppressor gene loss remains a largely untouched target space specifically because these genetic events cannot be directly targeted. Empowered by recent advances in CRISPR technology, we are now able to employ a unique functional genomics approach and apply the principles of synthetic lethality to target the loss of specific tumor suppressor genes at scale. We believe this will result in establishing a sustainable pipeline optimized to deliver meaningfully clinical benefit to patients. Our novel small molecules are designed to be selectively active in cancer cells with specific tumor suppressor gene loss, killing those cancer cells while being relatively inert in normal cells. We also are extending this target space beyond the classic, cell-autonomous effects of tumor suppressor gene loss to include the discovery of novel targets that reverse the effects of tumor suppressor gene loss that prevent the immune system from recognizing and killing cancer cells (immune evasion). We believe this approach will provide the ability to deliver the deep, sustained target inhibition necessary for prolonged tumor regression and meaningful clinical benefit as a result of the unique ability of synthetic lethal targeting to spare normal cells.

Our lead program, TNG908, a protein arginine methyl transferase 5 (PRMT5) inhibitor that is synthetic lethal with MTAP deletion, is being developed as a treatment for cancers with MTAP deletions, which occur in 10% to 15% of all human cancers. In preclinical studies, TNG908 demonstrated 15-fold greater potency in cells with MTAP deletions than those without. We plan to file an Investigational New Drug (“IND”) application for TNG908 in the fourth quarter of 2021 and initiate a Phase 1/2 clinical trial in the first half of 2022. We are also developing a ubiquitin-specific protease 1 (USP1) inhibitor that is synthetic lethal with BRCA1 mutations, which are present in approximately 15% of ovarian cancer, 5% of breast cancers, and 1% of prostate cancers. In vitro and in vivo preclinical data demonstrated potent anti-tumor activity. We plan to file an IND in 2022 and expect this molecule to have both single agent activity in PARPi-naïve and PARPi-resistant BRCA1 mutant cancers and to synergize with PARP inhibitors. Our third program, an undisclosed synthetic lethal target (Target 3), reverses the immune evasion effect of serine-threonine kinase 11 (STK11) loss-of-function mutations, which are present in approximately 20% of non-small cell lung cancers. We plan to file an IND for this program in 2023.

On August 10, 2021, we completed a business combination transaction with BCTG Acquisition Corp. (“BCTG”) in which BCTG acquired 100% of our issued and outstanding equity securities in exchange for $550.0 million worth of consideration in the form of BCTG common stock (the “Business Combination”). See “BCTG Business Combination” below for additional information.

Since our inception, we have focused primarily on organizing and staffing our company, business planning, raising capital, discovering product candidates, securing related intellectual property, and conducting research and development activities for our programs. Since our inception, we have funded our operations primarily through equity financings and from the proceeds received from our collaboration agreement with Gilead Sciences, Inc. (“Gilead”). Since inception we have raised an aggregate of approximately $166.9 million of gross proceeds from the sale of preferred shares, approximately $352.9 million in gross proceeds through the closing of the BCTG Business Combination and PIPE Investment transactions and another $202.1 million through our collaboration with Gilead.

Since inception, we have incurred significant operating losses. Our net losses were $16.6 million and $16.3 million for the six months ended June 30, 2021 and 2020, respectively. We had an accumulated deficit of $119.7 million and $103.1 million as of June 30, 2021 and December 31, 2020, respectively. We expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future, as we advance our product candidates through preclinical and clinical development and seek regulatory approvals, manufacture drug product and drug supply, maintain and expand our intellectual property portfolio, as well as hire additional personnel, pay for accounting, audit, legal, regulatory and consulting services, and pay costs associated with maintaining compliance with Nasdaq listing rules and the requirements of the U.S. Securities and Exchange Commission (“SEC”), director and officer liability insurance, investor and public relations activities and other expenses associated with operating as a public company. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our preclinical studies, our clinical trials and our expenditures on other research and development activities.

We do not have any product candidates approved for sale and have not generated any revenue from product sales. We will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for our product candidates, if ever. In addition, if we obtain regulatory approval for our product candidates and do not enter into a third-party commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, marketing, manufacturing and distribution activities. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity offerings and debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on acceptable terms, or at all. Our failure to raise capital or enter into such agreements as, and when needed, could have a negative effect on our business, results of operations and financial condition.

Response to COVID-19

In response to the ongoing global COVID-19 pandemic, including any novel variants such as the “Delta variant,” we established a cross-functional task force and have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on our employees and our business. Our operations are considered an essential business and we have been allowed to continue operating under current governmental restrictions during this period. We have taken measures to secure our research and development activities, while work in laboratories and facilities has been organized to reduce risk of COVID-19 transmission. The extent of the impact of the COVID-19 pandemic on our business, operations and clinical development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its impact on our clinical trial enrollment, trial sites, contract research organizations (“CROs”), contract manufacturing organizations, and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. While we are experiencing limited financial and operational impacts at this time, given the global economic slowdown, the overall disruption of global healthcare systems and the other risks and uncertainties associated with the pandemic, our business, financial condition and results of operations ultimately could be materially adversely affected. We continue to closely monitor the COVID-19 pandemic as we evolve our business continuity plans, clinical development plans and response strategy.

BCTG Business Combination

On April 13, 2021, we executed a definitive merger agreement with BCTG and BCTG Merger Sub memorializing the terms of the Business Combination. The Business Combination was approved on August 9, 2021 by shareholders of BCTG, resulting in BCTG acquiring 100% of our issued and outstanding equity securities on August 10, 2021. The Business Combination was accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination was treated as Tango issuing equity for the net assets of BCTG, with no goodwill or intangible assets recorded. Under this method of accounting, BCTG was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the fact that subsequent to the Business Combination, our stockholders have a majority of the voting power of the combined company, we comprise all of the ongoing operations of the combined entity, we comprise a majority of the governing body of the combined company, and our senior management comprise all of the senior management of the combined company. As a result of the Business Combination, BCTG was renamed Tango Therapeutics, Inc.

Tango received gross proceeds of $166.8 million upon the closing of the Business Combination. Tango continues to operate under the current Tango management team subsequent to the closing of the Business Combination. Upon the closing of the Business Combination, existing and new investors purchased an aggregate of 18.6 million shares of our common stock (the “PIPE Financing”) that resulted in gross proceeds of an additional $186.1 million upon the closing of the PIPE Financing. Total transaction costs and redemptions approximated $27.3 million, resulting in total net proceeds of $325.6 million.

Subject to the terms of the merger agreement, at the effective time of the Business Combination (the “Effective Time”), each share of our redeemable convertible preferred stock (the “Preferred Stock”) issued and outstanding immediately prior to the Effective Time was converted into a share of our common stock. At the Effective Time, each option to purchase our common stock shall become an option, respectively, to purchase shares of common stock of the surviving entity, subject to adjustment in accordance with the exchange ratio. Completion of the PIPE Financing and merger transaction were subject to approval of BCTG stockholders and the satisfaction or waiver of certain other customary closing conditions, all of which were satisfied or waivers prior to closing on August 10, 2021.

Financial Overview

Revenue

To date, we have not recognized any revenue from product sales, and we do not expect to generate any revenue from the sale of products in the next several years. If our development efforts for our product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

Collaboration Agreements with Gilead Sciences

In October 2018, we entered into a collaboration agreement with Gilead (the “2018 Gilead Agreement”). Pursuant to the terms of the 2018 Gilead Agreement, we received an initial upfront payment of $50.0 million. The upfront payment was initially recorded as deferred revenue on our balance sheet and is recognized as revenue as or when the performance obligation under the contract is satisfied.

In July 2019, Gilead licensed a program from us, and also separately contracted for additional services related to the program through a letter agreement. As of December 31, 2019, we had substantially completed our required obligations under the license and side letter agreement, and as a result, recognized $9.4 million of revenue. As of December 31, 2020, all remaining obligations under the license and side letter agreement were completed, resulting in the recognition of the remaining consideration of $0.7 million of revenue.

In August 2020, the 2018 Gilead Agreement was expanded into a broader collaboration via an amended and restated research collaboration and license agreement (the “Gilead Agreement”). Pursuant to the terms of the Gilead Agreement, we received an upfront payment of $125.0 million. Consistent with the treatment of the previously received upfront payment, this upfront payment was recorded as deferred revenue on our balance sheet and is recognized as revenue as or when the performance obligation under the contract is satisfied.

In December 2020, Gilead elected to extend a program for an additional $12.0 million fee which was added to our estimate of the transaction price to total $187.0 million. Certain portions of the payment related to this research extension remained outstanding at June 30, 2021, however, we determined that achievement of the entire research extension fee was probable and that a significant reversal in the amount of cumulative revenue recognized would not occur.

In April 2021, Gilead licensed a program for a $11.0 million fee. The $11.0 million license fee was received in May 2021 and recognized as revenue in the second quarter of 2021 since Tango has no continued involvement in the advancement of the program, Gilead can benefit from the license on its own and the license is separately identifiable from the research services.

To date, $37.8 million has been recognized as collaboration revenue related to the upfront and research extension payments from the agreement with Gilead. During the three and six months ended June 30, 2021, the Company recognized $7.2 million and $13.5 million, respectively, and during the three and six months ended June 30, 2020, the Company recognized $4.7 million and $9.1 million, respectively, of revenue associated with the Gilead Agreements based on performance completed during each period.

Refer to Note 2 and Note 3 to our unaudited condensed consolidated financial statements and related notes appearing elsewhere in this Form 8-K and our audited consolidated financial statements and notes for the year ended December 31, 2020 included in the Company’s effective proxy statement/prospectus, on file with the SEC on July 16, 2021, for additional information regarding our revenue recognition accounting policy and our collaboration agreement with Gilead.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including our drug discovery efforts and the development of our product candidates. We expense research and development costs as incurred, which include:

•	employee-related expenses, including salaries, bonuses, benefits, stock-based compensation, other related costs for those employees involved in research and development efforts;

•	external research and development expenses incurred under agreements with CROs as well as consultants that conduct our preclinical studies and development services;

•	costs related to manufacturing material for our preclinical studies;

•	laboratory supplies and research materials;

•	costs to fulfill our obligations under the collaboration with Gilead;

•	costs related to compliance with regulatory requirements; and

•	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent, utilities and insurance.

Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data such as information provided to us by our vendors and analyzing the progress of our preclinical studies or other services performed. Significant judgment and estimates are made in determining the accrued expense balances at the end of any reporting period.

Our direct external research and development expenses consist primarily of fees paid to CROs and outside consultants in connection with our preclinical development and manufacturing activities. Our direct external research and development expenses also include fees incurred under license agreements. We track these external research and development costs on a program-by-program basis once we have identified a product candidate.

We do not allocate employee costs, costs associated with our target discovery efforts, laboratory supplies, and facilities, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We characterize research and development costs incurred prior to the identification of a product candidate as discovery costs. We use internal resources primarily to conduct our research and discovery activities as well as for managing our preclinical development and manufacturing activities.

The following table summarizes our research and development expenses:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)

TNG908 direct program expense	$3,320	$2,150	$5,527	$4,060
USP1 direct program expenses	2,021	905	3,489	1,822
Discovery direct program expenses	6,440	2,720	11,368	5,582
Unallocated research and development expenses
Personnel related expenses	4,641	3,389	9,471	6,668
Facilities and other related expenses	2,657	1,965	4,224	3,819

Total research and development expenses	$19,079	$11,129	$34,079	$21,951

The successful development of our product candidates is highly uncertain. We plan to substantially increase our research and development expenses for the foreseeable future as we continue the development of our product candidates and manufacturing processes and conduct discovery and research activities for our preclinical programs. We cannot determine with certainty the timing of initiation, the duration or the completion costs of current or future preclinical studies and clinical trials of our product candidates due to the inherently unpredictable nature of preclinical and clinical development. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. We anticipate that we will make determinations as to which product candidates to pursue and how much funding to direct to each product candidate on an ongoing basis in response to the results of ongoing and future preclinical studies and clinical trials, regulatory developments and our ongoing assessments as to each product candidate’s commercial potential. Our clinical development costs are expected to increase significantly as we commence clinical trials. We anticipate that our expenses will increase substantially, particularly due to the numerous risks and uncertainties associated with developing product candidates, including the uncertainty of:

•	the scope, rate of progress, and expenses of our ongoing research activities as well as any preclinical studies, clinical trials and other research and development activities;

•	establishing an appropriate safety profile with IND enabling studies;

•	successful enrollment in and completion of clinical trials;

•	whether our product candidates show safety and efficacy in our clinical trials;

•	receipt of marketing approvals from applicable regulatory authorities;

•	the progress of our collaboration with Gilead;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

•	commercializing product candidates, if and when approved, whether alone or in collaboration with others; and

•	continued acceptable safety profile of products following any regulatory approval.

Any changes in the outcome of any of these variables with respect to the development of our product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. We may never succeed in achieving regulatory approval for any of our product candidates. We may obtain unexpected results from our clinical trials. We may elect to discontinue, delay or modify clinical trials of some product candidates or focus on other product candidates. For example, if the U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”) or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect or if we experience significant delays in enrollment in any of our planned clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

General and Administrative Expenses

General and administrative expense consists primarily of employee related costs, including salaries, bonuses, benefits, stock-based compensation and other related costs. General and administrative expense also includes professional services, including legal, accounting and audit services and other consulting fees as well as facility costs not otherwise included in research and development expenses, insurance and other general administrative expenses.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates. We also anticipate that we will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company.

Other Income, Net

Interest Income

Interest income consists of income earned in connection with our investments in money market funds, U.S. Treasury bills and U.S. government agency bonds.

Other Income, Net

Other income, net consists of miscellaneous income and expense unrelated to our core operations.

Benefit from (provision for) Income Taxes

Our benefit from (provision for) income tax consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. We have recorded an insignificant amount of income tax provision or benefit in each of the three and six month periods ended June 30, 2021. There is no provision for income taxes for each of the three and six month periods ended June 30, 2020 because the Company has historically incurred net operating losses and maintains a full valuation allowance against its deferred tax assets.

Results of Operations

Comparison of the Three Months Ended June 30, 2021 and 2020

The following table summarizes our results of operations for the three months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Change
	2021	2020
	(in thousands)
Collaboration revenue	$7,153	$4,720	$2,433
License revenue	11,000	344	10,656

Total revenue	18,153	5,064	13,089

Operating expenses:
Research and development	19,079	11,129	7,950
General and administrative	3,630	2,378	1,252

Total operating expenses	22,709	13,507	9,202
Loss from operations	(4,556)	(8,443)	3,887

Other income, net:
Interest income	104	27	77
Other (expense) income, net	(62)	24	(86)

Total other income, net	42	51	(9)

Net loss before income taxes	(4,514)	(8,392)	3,878
Income tax benefit	21	—	21

Net loss	(4,493)	(8,392)	3,899

Net loss and comprehensive loss	$(4,523)	$(8,406)	$3,883

Collaboration Revenue

Collaboration revenue was $7.2 million and $4.7 million for the three months ended June 30, 2021 and 2020, respectively, which was derived from the Gilead collaboration. The increase of $2.4 million is primarily due to incremental costs incurred under the Gilead Agreement during the three months ended June 30, 2021 as compared to the three months ended June 30, 2020 as well as an increase in the total transaction price allocated to the combined performance obligation under the Gilead Agreement during the second half of 2020, which has resulted in greater revenue recognized during the first half of 2021.

License Revenue

Collaboration revenue was $11.0 million and $0.3 million for the three months ended June 30, 2021 and 2020, respectively, which was derived from the Gilead collaboration. The increase of $10.7 million is primarily due to the incremental revenue recognized during the three months ended June 30, 2021 from Gilead licensing a program for an $11.0 million fee as compared to residual 2019 Gilead Letter Agreement revenue of $0.3 million recognized during the three months ended June 30, 2020.

Research and Development Expenses

Research and development expense was $19.1 million for the three months ended June 30, 2021 compared to $11.1 million for the three months ended June 30, 2020. The increase of $8.0 million was primarily due to a $6.3 million increase in external CRO expenses and lab supplies primarily relating to our lead product candidate, TNG908, and the advancement of our other drug discovery programs. Additionally, personnel-related costs increased $1.2 million primarily due to additional headcount to support our research and development activities as well as a $0.4 million increase in IT spend, consulting and professional fees.

General and Administrative Expenses

General and administrative expense was $3.6 million for the three months ended June 30, 2021 compared to $2.4 million for the three months ended June 30, 2020. The increase of $1.3 million was primarily due to a $0.7 million increase in personnel-related costs due to additional headcount and a $0.6 million increase in consulting and professional fees.

Interest Income

Interest income was $0.1 million for the three months ended June 30, 2021 compared to $0.1 million for the three months ended June 30, 2020. Interest income was not significant for the three month periods primarily due to low interest rates in each period.

Other (Expense) Income, Net

Other expense, net was $0.1 million for the three months ended June 30, 2021 compared to other income, net of $0.1 million for the three months ended June 30, 2020. Other (expense) income was not significant for both the three months ended June 30, 2021 and 2020.

Benefit from Income Taxes

Benefit from income taxes was less than $0.1 million for the three months ended June 30, 2021 compared to $0 for the three months ended June 30, 2020. The increase of less than $0.1 million was primarily due to taxable deferred revenue partially offset by the utilization of federal and state net operating losses and federal and state tax credits.

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table summarizes our results of operations for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,		Change
	2021	2020
	(in thousands)
Collaboration revenue	$13,539	$9,106	$4,433
License revenue	11,000	669	10,331

Total revenue	24,539	9,775	14,764

Operating expenses:

Research and development	34,079	21,951	12,128
General and administrative	7,097	4,331	2,766

Total operating expenses	41,176	26,282	14,894
Loss from operations	(16,637)	(16,507)	(130)

Other income, net:
Interest income	208	87	121
Other (expense) income, net	(117)	114	(231)

Total other income, net	91	201	(110)

Net loss before income taxes	(16,546)	(16,306)	(240)
Provision for income taxes	(53)	—	(53)

Net loss	(16,599)	(16,306)	(293)

Net loss and comprehensive loss	$(16,614)	$(16,305)	$(309)

Collaboration Revenue

Collaboration revenue was $13.5 million and $9.1 million for the six months ended June 30, 2021 and 2020, respectively, which was derived from the Gilead collaboration. The increase of $4.4 million is primarily due to incremental costs incurred under the Gilead Agreement during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 as well as an increase in the total transaction price allocated to the combined performance obligation under the Gilead Agreement during the second half of 2020, which has resulted in greater revenue recognized during the first half of 2021.

License Revenue

Collaboration revenue was $11.0 million and $0.7 million for the six months ended June 30, 2021 and 2020, respectively, which was derived from the Gilead collaboration. The increase of $10.3 million is primarily due to the incremental revenue recognized during the six months ended June 30, 2021 from Gilead licensing a program for an $11.0 million fee as compared to residual 2019 Gilead Letter Agreement revenue of $0.7 million recognized during the six months ended June 30, 2020.

Research and Development Expenses

Research and development expense was $34.1 million for the six months ended June 30, 2021 compared to $22.0 million for the six months ended June 30, 2020. The increase of $12.1 million was primarily due to a $9.1 million increase in external CRO expenses and lab supplies primarily relating to our lead product candidate, TNG908, and the advancement of our other drug discovery programs. Additionally, personnel-related costs increased $2.3 million primarily due to additional headcount to support our research and development activities as well as a $0.8 million increase in IT spend, consulting and professional fees.

General and Administrative Expenses

General and administrative expense was $7.1 million for the six months ended June 30, 2021 compared to $4.3 million for the six months ended June 30, 2020. The increase of $2.8 million was primarily due to a $1.6 million increase in personnel-related costs due to additional headcount and a $0.9 million increase in consulting and professional fees.

Interest Income

Interest income was $0.2 million for the six months ended June 30, 2021 compared to $0.1 million for the six months ended June 30, 2020. Interest income was not significant for the six month periods primarily due to low interest rates in each period.

Other (Expense) Income, Net

Other expense, net was $0.1 million for the six months ended June 30, 2021 compared to other income, net of $0.1 million for the six months ended June 30, 2020. Other (expense) income was not significant for both the six months ended June 30, 2021 and 2020.

Provision for Income Taxes

Provision for income taxes was less than $0.1 million for the six months ended June 30, 2021 compared to $0 for the six months ended June 30, 2020. The increase of less than $0.1 million is primarily attributable to taxable deferred revenue partially offset by the utilization of federal and state net operating losses and federal and state tax credits.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have generated recurring net losses. We have not yet commercialized any product and we do not expect to generate revenue from sales of any products for several years, if at all. Since our inception, we have funded our operations primarily through proceeds from the issuance of preferred stock and from the proceeds received from our collaboration with Gilead. To date, we have raised an aggregate of approximately $166.9 million of gross proceeds from the sale of our preferred stock and another $202.1 million through our collaboration. As of June 30, 2021, we had cash and cash equivalents and marketable securities of $198.4 million.

Funding Requirements

We believe that the gross proceeds of approximately $352.9 million from the Business Combination and the PIPE Financing, together with our existing cash, cash equivalents and marketable securities on hand as of June 30, 2021 of $198.4 million will enable us to fund our operating expenses and capital expenditure requirements at least into the second half of 2024. We have based this estimate on assumptions that may prove to be wrong, and we could expend our capital resources sooner than we expect.

We expect to incur significant expenses and operating losses for the foreseeable future as we advance our product candidates through preclinical and clinical development, seek regulatory approval and pursue commercialization of any approved product candidates. We expect that our research and development and general and administrative costs will increase in connection with our planned research and development activities. In addition, upon the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company. Because of the numerous risks and uncertainties associated with research, development and commercialization of our product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future capital requirements will depend on many factors, including:

•	the initiation, timing, costs, progress and results of our planned clinical trials of TNG908;

•	the progress of preclinical development and possible clinical trials of our current and future earlier-stage programs;

•	the scope, progress, results and costs of our research programs and preclinical development of any additional product candidates that we may pursue;

•	the development requirements of other product candidates that we may pursue;

•	our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;

•	the timing and amount of milestone and royalty payments that we are required to make or eligible to receive under our current or future collaboration and license agreements;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, EMA and other regulatory authorities;

•

the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•	the cost of expanding, maintaining and enforcing our intellectual property portfolio, including filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•	the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against us or any of our product candidates;

•	the effect of competing technological and market developments;

•	the cost and timing of completion of commercial-scale manufacturing activities;

•	the extent to which we partner our programs, acquire or in-license other product candidates and technologies or enter into additional collaborations;

•	the revenue, if any, received from commercial sales of TNG908 and any future product candidates for which we receive marketing approval; and

•	the costs of operating as a public company.

Until such time, if ever, as we can generate substantial product revenues to support our cost structure, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common shares. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.

Cash Flows

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table summarizes our cash flows for each of the six month periods presented:

	Six Months Ended June 30,		Change
	2021	2020
	(in thousands)
Net cash used in operating activities	$(21,131)	$(23,123)	$1,992
Net cash provided by (used in) investing activities	13,987	(16,507)	30,494
Net cash provided by financing activities	29,665	29,859	(194)

Net increase (decrease) in cash, cash equivalents and restricted cash	$22,521	$(9,771)	$32,292

Operating Activities

Cash flows from operating activities represent the cash receipts and disbursements related to all of our activities other than investing and financing activities. Operating cash flow is derived by adjusting our net loss for non-cash operating items such as depreciation, and stock-based compensation as well as changes in operating assets and liabilities, which reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in our results of operations.

Net cash used in operating activities was $21.1 million for the six months ended June 30, 2021 compared to net cash used in operating activities of $23.1 million for the six months ended June 30, 2020. Our net loss drove our net cash used in operating activities. The largest non-cash items reconciling included in our net loss were stock based compensation expense of $2.1 million for the six months ended June 30, 2021 and $0.8 million for the six months ended June 30, 2020. The decrease in net cash used in operations was primarily due to higher non-cash expenses, including stock-based compensation and depreciation.

Investing Activities

Net cash provided by investing activities was $14.0 million for the six months ended June 30, 2021 compared to net cash used in investing activities of $16.5 million for the six months ended June 30, 2020. The increase in cash provided by investing activities was primarily due to increased sales and maturities of marketable securities partially offset by purchases of marketable securities.

Financing Activities

Net cash provided by financing activities was $29.7 million for the six months ended June 30, 2021 compared to net cash provided by financing activities of $29.9 million for the six months ended June 30, 2020. The net cash provided by financing activities in both periods related to net proceeds from the issuance of shares of redeemable convertible Series B preferred stock, which occurred in April 2020 and March 2021, respectively. The decrease in net proceeds provided by financing activities was primarily due to merger related transaction expenses incurred in 2021, partially offset by greater proceeds from the exercising of stock options.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations at December 31, 2020 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	Total	Less than 1 Year	1 –3 Years	3 –5 Years	More than 5 Years
	(in thousands)
Operating lease commitments	$10,795	$1,836	$3,839	$4,074	$1,046

Total	$10,795	$1,836	$3,839	$4,074	$1,046

The commitment amounts in the table above reflect the minimum payments due under our operating lease for office and laboratory space at our 100 Binney Street, Cambridge, Massachusetts location, which expires June 2026. These commitments are also recognized as operating lease liabilities in our balance sheet at December 31, 2020. The table does not include the minimum payments due under our new operating lease for office and laboratory space at the 201 Brookline Avenue, Cambridge, Massachusetts location, as this lease is yet to commence as of December 31, 2020. Commitments pertaining to the 201 Brookline Avenue lease will be added to the table above, and also recognized as operating lease liabilities on our balance sheet once the new lease commences. The fixed annual rent payable under the lease is $5.1 million, increasing by 3% annually from the rent commencement date. We will also be required to pay the remaining security deposit balance of $1.7 million for the 201 Brookline Avenue lease on the delivery date notice, which is expected to occur in the second half of 2021.

As of June 30, 2021, our remaining obligations associated with the operating lease for office and laboratory space at our 100 Binney Street, Cambridge, Massachusetts location totaled $9.9 million.

Purchase Obligations

In the normal course of business, we enter into contracts with third parties for preclinical studies and research and development supplies. These contracts generally do not contain minimum purchase commitments and provide for termination on notice, and therefore are cancellable contracts. These payments are not included in the table above as the amount and timing of such payments are not known as of December 31, 2020.

There have been no material changes in our contractual obligations since December 31, 2020.

License Agreement Obligations

We have also entered into license agreements under which we may be obligated to make milestone and royalty payments. We have not included future milestone or royalty payments under these agreements in the table above since the payment obligations are contingent upon future events, such as achieving certain development, regulatory, and commercial milestones or generating product sales. As of June 30, 2021 and December 31, 2020, we were unable to estimate the timing or likelihood of achieving these milestones or generating future product sales. See Note 8 to our audited consolidated financial statements and notes for the year ended December 31, 2020 included in the Company’s effective proxy statement/prospectus, on file with the SEC on July 16, 2021 and Note 7 to our unaudited condensed consolidated financial statements and related notes appearing elsewhere in this Form 8-K for a description of our license agreements.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in estimates, if any, will be reflected in the consolidated financial statements prospectively from the date of change in estimates.

While our significant accounting policies are described in more detail in Note 2 to our audited consolidated financial statements and notes for the year ended December 31, 2020 included in the Company’s effective proxy statement/prospectus, on file with the SEC on July 16, 2021, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

The terms of our collaboration agreements may include consideration such as non-refundable up-front payments, license fees, research extension fees, and clinical, regulatory and sales-based milestones and royalties on product sales.

We recognize revenue under ASC Topic 606, Revenue from Contracts with Customers, or ASC 606, which applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. ASC 606 provides a five-step framework whereby revenue is recognized when control of promised goods or services is transferred to a customer at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for arrangements that we determine are within the scope of the new revenue standard, we perform the following five steps: (i) identify the promised goods or services in the contract; (ii) determine whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measure the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations; and (v) recognize revenue when (or as) we satisfy each performance obligation. We only apply the five-step model to contracts when collectability of the consideration to which we are entitled in exchange for the goods or services we transfer to the customer is determined to be probable. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess whether the goods or services promised within each contract are distinct and, therefore, represent a separate performance obligation. Goods and services that are determined not to be distinct are combined with other promised goods and services until a distinct bundle is identified. We then allocate the transaction price (the amount of consideration we expect to be entitled to from a customer in exchange for the promised goods or services) to each performance obligation and recognize the associated revenue when (or as) each performance obligation is satisfied. Our estimate of the transaction price for each contract includes all variable consideration to which we expect to be entitled.

We recognize the transaction price allocated to license payments as revenue upon delivery of the license to the customer and resulting ability of the customer to use and benefit from the license, if the license is determined to be distinct from the other performance obligations identified in the contract. If the license is considered to not be distinct from other performance obligations, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied (i) at a point in time, but only for licenses determined to be distinct from other performance obligations in the contract, or (ii) over time; and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from license payments. We evaluate the measure of progress each reporting period and, if necessary, adjust the measure of performance and related revenue recognition.

We evaluate whether it is probable that the consideration associated with each milestone payment will not be subject to a significant reversal in the cumulative amount of revenue recognized. Amounts that meet this threshold are included in the transaction price using the most likely amount method, whereas amounts that do not meet this threshold are considered constrained and excluded from the transaction price until they meet this threshold. Milestones tied to regulatory approval, and therefore not within our control, are considered constrained until such approval is received. Upfront and ongoing development milestones under our collaboration agreements are not subject to refund if the development activities are not successful. At the end of each subsequent reporting period, we re-evaluate the probability of a significant reversal of the cumulative revenue recognized for the milestones, and, if necessary, adjust the estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues from collaborators in the period of adjustment. We exclude sales-based milestone payments and royalties from the transaction price until the sale occurs (or, if later, until the underlying performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied), because the license to our intellectual property is deemed to be the predominant item to which the royalties relate as it is the primary driver of value.

ASC 606 requires us to allocate the arrangement consideration on a relative standalone selling price basis for each performance obligation after determining the transaction price of the contract and identifying the performance obligations to which that amount should be allocated. The relative standalone selling price is defined in ASC 606 as the price at which an entity would sell a promised good or service separately to a customer. If other observable transactions in which we have sold the same performance obligation separately are not available, we are required to estimate the standalone selling price of each performance obligation. Key assumptions to determine the standalone selling price may include forecasted revenues, development timelines, reimbursement rates for personnel costs, discount rates and probabilities of technical and regulatory success.

Whenever we determine that multiple promises to a customer are not distinct and comprise a combined performance obligation that includes services, we recognize revenue over time using the cost-to-cost input method, based on the total estimated cost to fulfill the obligation. Significant management judgment is required in determining the level of effort required under an arrangement and the period over which we are expected to complete our performance obligations under an arrangement.

Consideration that does not meet the requirements to satisfy the above revenue recognition criteria is a contract liability and is recorded as deferred revenue in the consolidated balance sheets. We have recorded short-term and long-term deferred revenue on our consolidated balance sheets based on our best estimate of when such revenue will be recognized. Short-term deferred revenue consists of amounts that are expected to be recognized as revenue in the next 12 months. Amounts that we expect will not be recognized within the next 12 months are classified as long-term deferred revenue.

In certain instances, the timing of and total costs of satisfying these obligations under our collaboration agreement can be difficult to estimate. Accordingly, our estimates may change in the future. Such changes to estimates would result in a change in revenue recognition amounts. If these estimates and judgments change over the course of these agreements, it may affect the timing and amount of revenue that we will recognize and record in future periods.

Under ASC 606, we will recognize revenue when we fulfill our performance obligations under the agreement with Gilead. As the required performance obligation is satisfied, we will recognize revenue for the portion satisfied and record a receivable for any optional fees that have not been received. Amounts are recorded as short-term collaboration receivables when our right to consideration is unconditional. A contract liability is recognized when a customer prepays consideration or owes payment to an entity in advance of our performance according to a contract. We do not assess whether a contract has a significant financing component if the expectation at contract inception is that the period between payment by the customer and the transfer of the promised goods or services to the customer will be one year or less. We expense incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that we would have recognized is one year or less or the amount is immaterial.

Accrued Research and Development Expenses

As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued research and development expenses. This process involves estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments, which would be recorded as a prepaid expense in other assets, or if there is the right of offset, offset against our liability balance with the counterparty. We make estimates of our accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to us at that time. At each period end, we corroborate the accuracy of these estimates with the service providers and make adjustments, if necessary.

We record the expense and accrual related to research and development activities performed by our vendors based on our estimates of the services received and efforts expended considering a number of factors, including our knowledge of the progress towards completion of the research and development activities; invoicing to date under the contracts; communication from the vendors of any actual costs incurred during the period that have not yet been invoiced; and the costs included in the contracts and purchase orders. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or prepaid expense accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.

Stock-Based Compensation

Subsequent to the consummation of our Business Combination transaction, we estimate the fair value of our stock option awards using the Black Scholes method utilizing the “simplified method,” for determining the expected life of the award, which is based on the mid-point between the vesting date and the end of the contractual term as all options granted after becoming a public entity will be granted “at-the-money.” We determine the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of granted options has been determined using a weighted-average of the historical volatility measures of this peer group of companies. We will continue to apply this method until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. Our board of directors determines the fair value of each share of common stock underlying stock-based awards based on the closing price of our common stock as reported by Nasdaq on the date of grant. The risk-free interest rate utilized in our calculations is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock

Prior to the consummation of our Business Combination transaction, we measured stock-based awards granted to employees, non-employees and directors based on their fair value on the date of the grant using the Black-Scholes option-pricing model for options or the difference between the purchase price per share of the award, if any, and the fair value of our common stock for restricted common stock awards. As there is not a public market for our common stock prior to becoming publicly traded, the estimated fair value of our common stock was determined by our board of directors as of the date of grant of each option or restricted stock award, considering our most recently available third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using either an option pricing method (“OPM”) or a hybrid method, both of which used market approaches to estimate our enterprise value. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock had value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method was a probability-weighted expected return method (“PWERM”) where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimated the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value was based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome was discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock was then applied to arrive at an indication of value for the common stock. The Black-Scholes option-pricing model also uses as inputs the fair value of our common stock and assumptions we make for the volatility of our common stock, the expected term of our common stock options, the risk-free interest rate for a period that approximates the expected term of our common stock options, and our expected dividend yield.

Compensation expense for awards is recognized over the requisite service period, which is generally the vesting period of the respective award for employees and directors and the period during which services are performed for non-employees. We use the straight-line method to record the expense of awards with service-based vesting conditions.

We believe our methodologies are reasonable based upon our internal peer company analyses and further supported by transactions involving our preferred stock. If different assumptions had been made, equity-based compensation expense, consolidated net loss and consolidated net loss per share could have been significantly different.

The following table sets forth, by grant date, the number of shares subject to options granted from October 18, 2019 through June 30, 2021, the exercise price per share of the options, the fair value per share on each grant date and the estimated per share fair value of the options:

Grant Date	Number of Common Shares Subject to Options Granted	Exercise Price per Common Share(1)	Fair Value Per Common Share at Grant Date(1)		Estimated Per- Share Fair Value of Options(2)
October 18, 2019	534,000	$0.52	$0.52		$0.33
October 22, 2019	9,000	$0.52	$0.52		$0.30
January 30, 2020	2,171,868	$0.56	$0.56		$0.35
June 2, 2020	1,251,000	$0.62	$0.62		$0.39
October 1, 2020	1,697,500	$1.09	$1.09		$0.67
December 9, 2020	596,000	$1.09	$1.09		$0.67
January 28, 2021	6,805,312	$1.19	$1.81	(3)	$1.30
March 18, 2021	1,010,000	$2.57	$2.57		$1.68
May 19, 2021	805,000	$3.42	$3.42		$2.18

(1)

The exercise price per share of common stock and fair value of our common stock represents the fair value of our common stock on the date of grant, as determined by our board of directors, after taking into account our most recently available contemporaneous valuation of our common stock as well as additional factors that may have changed since the date of such contemporaneous valuation through the date of grant.

(2)	The estimated per share fair value of options reflects the weighted average fair value of options granted on each grant date, determined using the Black-Scholes option-pricing model.
(3)

At the time of the option grants on January 28, 2021, our board of directors determined that the fair value of our common stock of $1.19 per share calculated in the third-party valuation as of December 14, 2020 described above reasonably reflected the per share fair value of our common stock as of the respective grant dates in that period. However, as described below, the fair value of common stock at the date of these grants was adjusted in connection with retrospective fair value assessments for accounting purposes.

In preparing for the issuance of our financial statements for the year ended December 31, 2020, in March 2021, we performed a retrospective fair value assessment and concluded that the fair value of our common shares underlying stock options that we granted on January 28, 2021 was $1.81 per share for accounting purposes. We applied the fair value of our common shares from our retrospective fair value assessment to determine the fair value of these awards and calculate stock-based compensation expense for accounting purposes. This reassessed value was based, in part, upon a third-party valuation of our common shares prepared as of December 14, 2020, inclusive of a retrospective valuation prepared as of January 2021 reflecting the initial BCTG merger offer. The third-party valuation was prepared using an OPM, which used a market approach to determine our enterprise value.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is disclosed within the unaudited condensed consolidated financial statements and related notes appearing elsewhere in this Form 8-K and also in Note 2 to our audited consolidated financial statements and notes for the year ended December 31, 2020 included in the Company’s effective proxy statement/prospectus, on file with the SEC on July 16, 2021.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.

Interest Rate Risk

We had cash and cash equivalents and marketable securities of $198.4 million and $190.2 million as of June 30, 2021 and December 31, 2020, respectively, which consisted of cash, money market funds, U.S. Treasury bills and U.S. government agency bonds. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 1% change in interest rates would not have a material effect on the fair market value of our investment portfolio.

Foreign Currency Exchange Risk

Our reporting and functional currency is the U.S. dollar. We currently do not have significant exposure to foreign currencies as we hold no foreign exchange contracts, option contracts, or other foreign hedging arrangements. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Effects of Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Our operations may be subject to inflation in the future.

Emerging Growth Company Status

We are an “emerging growth company,” or EGC, under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Section 107 of the JOBS Act provides that an EGC can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same requirements to adopt new or revised accounting standards as private entities. As an EGC, we may take advantage of certain exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC:

•	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	we may avail ourselves of the exemption from providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	we may provide reduced disclosure about our executive compensation arrangements; and

•	we may not require nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments.

We will remain an EGC until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of the BCTG IPO, (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous rolling three-year period, or (iv) the date on which we are deemed to be a large accelerated filer under the Securities Exchange Act of 1934, as amended, or the Exchange Act.